Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES RESULTS OF FIRST
BURLESON COUNTY EAGLE FORD SHALE WELL

FRISCO, TEXAS, June 25, 2014 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today results of its first well drilled in its East Texas extension of the Eagle Ford Shale in Burleson County, Texas.  The Henry A #1H well (100% working interest) was tested at a peak 24-hour average production rate of approximately 1,267 barrels of oil equivalent per day, comprised of 1,023 barrels of oil and 1.5 million cubic feet of natural gas and had a 6,841 foot completed lateral which was stimulated with 17 stages and 10.2 million pounds of proppant.  This well was drilled to a vertical depth of 9,514 feet.

Comstock has 33,900 gross acres (30,400 net) prospective for oil in its Burleson County East Texas Eagle Ford Shale play.  Comstock’s second well drilled in Burleson County, the Mach A #1H, recently reached total depth and will be completed in July.  Locations have been built for the next two wells, the Flencher A #1H and the Curington A #1H.  Comstock has plans to drill 10 gross (9.2 net) wells in 2014 on its acreage in this new play.

"We are very excited about the initial results from the Henry well and look forward to having an active development program on these properties in the future,” stated M. Jay Allison, Chief Executive Officer of Comstock.  “The initial results of our first East Texas Eagle Ford well combined with successful offset wells of other operators are confirming the potential of our newly acquired acreage."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.